Exhibit 99.1

Wejo Announces Third Quarter 2022 Results

Diverse customer base further recognizes the value of Wejo's products and services to transform their Smart Mobility mission

Manchester, England – November 30, 2022 – Wejo Group Limited (NASDAQ: WEJO) (“Wejo” or the “Company”), a global leader in cloud and software analytics for connected, electric, and autonomous mobility, today announced financial results and key performance indicators (“KPIs,” as defined under the Non-GAAP Financial Measures and Key Performance Indicators section below) for the third quarter ended September 30, 2022.

Third Quarter 2022 Financial Highlights

•Net Revenue increased to $2.6 million up 632% compared to the third quarter of 2021, driven by the completion of a Wejo Software & Cloud Solutions project and strong growth in the Traffic Management product line of Wejo Marketplace Data Solutions. For the nine months ended September 30, 2022, net revenue was $4.8 million, up 297% over the same period last year.
•Net loss was $31.5 million and Adjusted EBITDA loss was $22.0 million in the period as a result of expansion into new markets, product development, and higher public company costs, partially offset by increased revenues.
•Gross Bookings were $1.0 million in the third quarter and $13.5 million on a year-to-date basis. The decrease in the third quarter of 71% compared to the prior year period, was driven by timing of deal closures and a change in the estimate of prior period bookings. The year-over-year increase of approximately 75% to $13.5 million for the nine months ended September 30, 2022 demonstrates growth in additional new customers and expansion of existing customer relationships in 2022.
•Gross Billings were $1.7 million, a decrease of 19% compared to the third quarter of 2021, reflecting the timing of services and the corresponding billing to customers. The 54% increase to $6.3 million for the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021 illustrates our ability to bill customers in a timely manner.
•Annual Recurring Revenue (“ARR”) as of September 30, 2022 was $7.2 million, a 64% increase compared to the third quarter of 2021, as the Company remains focused on delivering multi-year subscription deals. ARR was also up $1 million sequentially as our average contract length continues to increase.
•Total Contract Value (“TCV”) as of September 30, 2022 increased 71% to $34.0 million compared to the quarter ended September 30, 2021, as the Company continues to secure additional new business and expand opportunities with existing customers. The increase in Total Contract Value represents an opportunity for the Company to deliver greater net revenue in the future.
•Annualized Gross Bookings per average monetizable connected vehicle on a rolling four quarter basis were $1.11 for the quarter, up 44% over the same period last year.

Business Highlights

Over the quarter, Wejo notably:

a.Was awarded new contracts from state Departments of Transportation (DOT) subsequent to the end of the quarter, including Texas, Georgia and Virginia. In addition to data insights, Real Time Traffic Intelligence (RTTI) will be included in the contract award with the state of Texas, which will provide an up-to-the-minute, accurate and comprehensive picture of traffic and road conditions at any given time, to help improve overall efficiency and safety on road networks.
b.Expanded the Company’s relationship with Ford to offer End-to-End Insurance Solutions in the United States. Wejo offerings will include data and insights to help insurers understand driver behavior in better assessing their risk profile, minimize fraud and reduce risks for safer journeys.

c.Hosted its first Analyst Day, "Data in the Desert," outside of Las Vegas. This event assisted media and investor community attendees in better understanding Wejo's strategic initiatives. The focus was on catalysts that drive long-term growth and create significant revenue opportunities for the Company by leveraging connected vehicle data and translating that information into actionable insights.
d.Unveiled integration of live, real-time connected vehicle data with a prototype autonomous vehicle, DLIVEREE.
e.Signed a co-development agreement with Sompo Light Vortex to work towards the joint creation and acceleration of the adoption of smart mobility solutions into the multi-billion dollar market opportunity in Japan and southern Asia.

Richard Barlow, Chief Executive Officer and Founder, said, “Wejo's business momentum is accelerating as evidenced by our strong operational success in the third quarter, and we truly believe we are at an inflection point to take our company to the next level. Subsequent to the quarter, our momentum was validated with Wejo being awarded multiple DOT contracts that we expect are just the beginning as we focus on providing additional services that will benefit those clients. We expect to create a web effect that will bring in new public sector clients who are now beginning to see the power of our solutions and how it can transform their operations and Smart Mobility."

Guidance

Wejo is maintaining its prior full-year 2022 guidance of net revenue of $10 million and Adjusted EBITDA loss of $85 million to $95 million. Wejo is likely to end the year lower than its originally anticipated guidance for total vehicles on platform (27 million to 32 million) as the Company onboards new vehicles closer to the time they are expected to generate revenue, saving data, cloud, and people costs.

Business Update Call Details

Wejo will host a business update call to discuss the third quarter results today, Wednesday, November 30, at 8:30 am EST. The call will be hosted by Chief Executive Officer, Richard Barlow and Chief Financial Officer, John Maxwell, and can be accessed on the Investor Relations page of Wejo’s website at investors.wejo.com.

Investors and other stakeholders should note that Wejo currently announces material information using SEC filings, press releases, public conference calls, and webcasts. In the future, Wejo will continue to use these channels to distribute material information about the Company and may also utilize its website and/or various social media sites to communicate vital information about the Company, key personnel, latest brands and services, trends, novel marketing campaigns, corporate initiatives, and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and other stakeholders interested in Wejo to review the information posted on its website, as well as the following social media channels: LinkedIn, Twitter, and Instagram.

About Wejo

Wejo Group Limited is a global leader in cloud and software analytics for connected, electric, and autonomous mobility, revolutionizing the way we live, work and travel by transforming and interpreting historic and real-time vehicle data. The Company enables smarter mobility by organizing trillions of data points from 20.1 million vehicles, of which 13.7 million were active on the platform transmitting data in near real-time, and over 87.2 billion journeys globally as of September 30, 2022, across multiple brands, makes and models, and then standardizing and enhancing those streams of data on a vast scale. Wejo partners with ethical, like-minded companies and organizations to turn that data into insights that unlock value for consumers. With the most comprehensive and trusted data, information, and intelligence, Wejo is creating a smarter, safer, more sustainable world for all. Founded in 2014, Wejo employs approximately 300 people and has offices in Manchester, UK and in regions where Wejo does business around the world. For more information, visit: www.wejo.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this release, including statements regarding the Company’s future operating results and financial position, business strategy and plans, objectives of management for future operations, expected funding mechanism, pipeline, and our future SEC filings, are forward-looking statements. These statements are based on the Company’s current expectations, assumptions, estimates and projections. These statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions.

Words such as “expect,” “estimate,” “project,” “forecast,” “anticipate,” “plan,” “may,” “will,” “could,” “believes,” “predicts,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation, those factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including the risk factors set forth in our Comprehensive Annual Report on Form 10-K/A filed with the SEC on April 11, 2022, subsequent Quarterly Reports on Form 10-Q, and future filings with the SEC.

Non-GAAP Financial Measures and Key Performance Indicators

This release discloses the Company’s Adjusted EBITDA, which is a non-GAAP financial measure (defined as Loss from operations excluding: (1) share-based compensation expense; (2) depreciation of equipment and amortization of intangible assets; and (3) transaction related costs, when applicable). Other key performance indicators include: Total Contract Value (defined as the projected value of all contracts we have ever signed to-date with our customers), Annual Recurring Revenue (calculated by taking the gross Monthly Recurring Revenue (“MRR”) for the last month of the reporting period and multiplying it by twelve months. MRR for each month is calculated by aggregating revenue from customers with contracts with more than four months in duration and includes recurring software licenses, data licenses, and subscription agreements), Gross Billings (defined as the amounts billed to customers in the relevant period, excluding taxes, a portion of which often will be shared with certain OEM preferred partners), Gross Bookings (defined as the total projected value of contracts signed in the relevant period, excluding taxes and renewal options available to customers in future periods), and monetizable vehicles on platform. Important information regarding such measures is contained in the definitions included in this release and in Appendix I, the reconciliation of Adjusted EBITDA to the closest comparable U.S. GAAP measure, Net loss. The Company and its management believe that these non-GAAP measures and KPIs are useful to investors in measuring the comparable results of the Company period-over-period. Wejo does not reconcile its forward-looking non-GAAP financial measure, Adjusted EBITDA, to the corresponding U.S. GAAP measure, Net loss, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible. Wejo is unable to provide guidance for this reconciling item because we cannot determine its probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding U.S. GAAP financial measure is not available without unreasonable effort.

Contacts

Investors:
Tahmin Clarke
investor.relations@wejo.com

Idalia Rodriguez
Arbor Advisory Group
investor.relations@wejo.com

Press:
Ben Hohmann
Ben.Hohmann@wejo.com

Wejo Group Limited
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share amount)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash	$14,715	$67,322
Accounts receivable, net	3,343	1,416
Forward Purchase Agreement	6,131	45,611
Prepaid expenses and other current assets	8,707	17,518
Total current assets	32,896	131,867
Property and equipment, net	501	651
Operating lease right-of-use asset	2,513	—
Intangible assets, net	7,120	9,489
Income tax receivables	378	—
Other assets	640	—
Total assets	$44,048	$142,007
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable, including due to related party of $760 and $1,464, respectively	$16,661	$15,433
Accrued expenses and other current liabilities	20,739	21,089
Current portion of operating lease liability	748	—
Income tax payable	—	282
Total current liabilities	38,148	36,804
Non-current liabilities:
Long term portion of operating lease liability	1,768	—
Long term debt, net of unamortized debt discount and debt issuance costs	35,984	33,705
Public Warrants	1,098	12,650
Exchangeable right liability	688	11,154
Total liabilities	77,686	94,313
Commitments and contingencies
Shareholders’ (deficit) equity
Common shares, $0.001 par value, 634,000,000 shares authorized; 108,593,517 and 93,950,205 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	109	94
Additional paid in capital	443,448	415,304
Accumulated deficit	(497,152)	(369,951)
Accumulated other comprehensive income	19,957	2,247
Total shareholders’ (deficit) equity	(33,638)	47,694
Total liabilities and shareholders’ (deficit) equity	$44,048	$142,007

Wejo Group Limited
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue, net	$2,570	$351	$4,753	$1,198
Costs and operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	1,586	888	4,836	1,864
Technology and development	8,228	7,691	24,942	14,075
Sales and marketing	4,552	4,963	16,614	10,947
General and administrative	12,641	6,665	44,367	16,246
Depreciation and amortization	1,001	1,108	3,115	3,263
Total costs and operating expenses	28,008	21,315	93,874	46,395
Loss from operations	(25,438)	(20,964)	(89,121)	(45,197)
Loss on issuance of convertible loan notes	—	—	—	(53,967)
Gain (loss) on fair value of derivative liability	—	3,268	—	(11,601)
Gain on fair value of public warrant liabilities	689	—	11,552	—
Loss on fair value of Forward Purchase Agreement	(563)	—	(37,043)	—
Gain on fair value of exchangeable right liability	472	—	10,466	—
Gain (loss) on fair value of Advanced Subscription Agreements, including related party of nil and $155 and nil and $(3,665), respectively	—	162	—	(4,470)
Interest expense	(1,362)	(2,954)	(3,879)	(7,271)
Other expense, net	(5,111)	(383)	(18,832)	(468)
Loss before taxation	(31,313)	(20,871)	(126,857)	(122,974)
Income tax expense	(153)	—	(344)	—
Net Loss	(31,466)	(20,871)	(127,201)	(122,974)
Other comprehensive income:
Foreign currency exchange translation adjustment	4,901	2,821	17,710	2,505
Total comprehensive loss	$(26,565)	$(18,050)	$(109,491)	$(120,469)
Net loss per common share - basic and diluted	$(0.30)	$(0.56)	$(1.30)	$(3.35)
Weighted-average common shares - basic and diluted	104,573,505	37,162,062	98,053,335	36,699,038

Wejo Group Limited
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Nine Months Ended September 30,
	2022	2021
Operating activities
Net loss	$(127,201)	$(122,974)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	2,204	4,230
Loss on issuance of convertible loans	—	53,967
Gain on disposal of property and equipment	—	(4)
Depreciation and amortization	3,115	3,263
Non-cash share-based compensation expense	4,945	—
Non-cash expense settled by issuance of commitment shares	3,000	—
Non-cash lease expense	397	—
Non-cash loss on foreign currency remeasurement	19,143	527
Loss on fair value of Advanced Subscription Agreements	—	4,470
Loss on fair value of derivative liability	—	11,601
Gain on fair value of warrant liabilities	(11,552)	—
Loss on fair value of Forward Purchase Agreement	37,043	—
Gain on fair value of Exchangeable Right liability	(10,466)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,927)	(244)
Prepaid expenses and other current assets	6,749	3,662
Accounts payable	4,628	5,171
Operating lease liability	(393)	—
Other assets	(721)	—
Accrued expenses and other liabilities	4,614	6,404
Income tax provision	(667)	—
Net cash used in operating activities	(67,089)	(29,927)
Investing activities
Purchases of property and equipment	(302)	(482)
Development of internal software	(2,126)	(2,136)
Net cash used in investing activities	(2,428)	(2,618)
Financing activities
Proceeds from issuance of convertible loans, net of transaction costs	—	16,222
Proceeds from issuance of common shares, net of transaction costs	18,320	—
Proceeds from issuance of warrants	1,894	—
Payment of issuance costs of convertible loans	—	(1,004)
Net proceeds from issuance of long-term debt	—	25,631
Payment of transaction costs	(2,317)	—
Payment of issuance costs of long-term debt	—	(638)
Repayment of other loan	—	(84)
Payment of deferred financing costs	—	(3,148)
Settlement of Forward Purchase Agreement	2,437	—
Repayment of related party debt	—	(10,143)
Net cash provided by financing activities	20,334	26,836
Effect of exchange rate changes on cash	(3,424)	(101)
Net decrease in cash	(52,607)	(5,810)
Cash at beginning of period	67,322	14,421
Cash at end of period	$14,715	$8,611

Non-cash financing and investing activities
Property and equipment purchases in accounts payable	$4	$40
Advanced Subscription Agreements converted into common shares	$—	$12,757
Transaction costs included in accounts payable and accrued expenses	$6,379	$—
Convertible notes issued through settlement of accounts payable and recognition of prepaid revenue share costs	$—	$4,714
Right-of-use asset obtained in exchange for new operating lease liability	$3,232	$—
Deferred offering costs included in accounts payable and accrued expenses	$—	$5,392

Wejo Group Limited
Reconciliation of Net Loss to Adjusted EBITDA
(unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(31,466)	$(20,871)	$(127,201)	$(122,974)
Income tax expense	153	—	344	—
Loss before taxation	(31,313)	(20,871)	(126,857)	(122,974)
Interest expense	1,362	2,954	3,879	7,271
Loss on issuance of convertible loan notes	—	—	—	53,967
(Gain) loss on fair value of derivative liability	—	(3,268)	—	11,601
Gain on fair value of public warrant liabilities	(689)	—	(11,552)	—
Loss on fair value of Forward Purchase Agreement	563	—	37,043	—
Gain on fair value of Exchangeable Right liability	(472)	—	(10,466)	—
(Gain) loss on fair value of Advanced Subscription Agreements	—	(162)	—	4,470
Other expense, net	5,111	383	18,832	468
Loss from operations	(25,438)	(20,964)	(89,121)	(45,197)
Add (Subtract):
Depreciation and amortization	1,001	1,108	3,115	3,263
Transaction-related costs	220	—	5,021	—
Share-based compensation expense	2,254	—	4,945	—
Adjusted EBITDA	$(21,963)	$(19,856)	$(76,040)	$(41,934)